Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-124120) and on Form S-8 (Nos. 33-72848, 33-79826, 33-92182, 333-59383, 333-55110, 333-82658, 333-103348 and 333-116191) of Newfield Exploration Company of our report dated March 2, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Form 10-K for the year ended December 31, 2005.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Houston, Texas

March 28, 2006